Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952.937.4000 Fax 952.937.4515

News Release

FOR IMMEDIATE RELEASE June 25, 2014	For more information, contact: Susan Knight, Chief Financial Officer 952.937.4000

MTS Announces Planned Retirement of Sue Knight, Chief Financial Officer and Names Jeff Oldenkamp as New Chief Financial Officer

EDEN PRAIRIE, Minn., June 25, 2014 — MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of high-performance test systems and position sensors, today announced the planned retirement of Sue Knight, Senior Vice President and Chief Financial Officer, and the appointment of Jeff Oldenkamp, currently the Vice President of Finance for the MTS Test business, as her successor. Sue will retire at the end of calendar year 2014, at which time Jeff will assume the CFO role, providing adequate time for a smooth transition of the finance leadership responsibilities over the months ahead.

“I want to thank Sue and congratulate her on a successful career and for her many contributions to MTS,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “During her thirteen-year tenure as the Chief Financial Officer, she has contributed significantly to the growth of MTS, helping create a nearly $600 million company focused on global leadership in test and measurement solutions. MTS now has a solid financial foundation to support an exciting future of growth and profitability in the years ahead.”

Jeff Oldenkamp has over twenty years of extensive financial leadership experience and a proven track record in global, technology-based, manufacturing companies. Prior to joining MTS in January of 2014, Mr. Oldenkamp was the Americas Operations Chief Financial Officer and Vice President of Finance for Nilfisk-Advance, Inc. He also has held various financial leadership positions at Emerson Electric, Inc., including Chief Financial Officer and Vice President of Finance for Rosemount Flow Division. Mr. Oldenkamp has an MBA from the University of Minnesota and a Bachelor of Arts degree with a concentration in Accounting from the University of St. Thomas. He is also a licensed CPA (inactive) in Minnesota.

Dr. Graves commented, “We are very pleased to announce Jeff as our new Chief Financial Officer. The breadth of his financial expertise and business experience supporting global, growth-oriented companies make him an excellent fit for the role. Since joining MTS, Jeff has quickly assimilated into the company, bringing a strong focus on operational excellence and applying his seasoned business experience to the Test business. I am confident that he will play a significant role at MTS as we drive to achieve our long-term goals of sustainable, double-digit annual revenue growth, earnings acceleration and continued strong returns on invested capital.”

MTS News Release

June 25, 2014

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,299 employees at September 28, 2013 and revenue of $569 million for the fiscal year ended September 28, 2013. Additional information on MTS can be found at www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and export matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and the ability to advance technology; costs related to development and manufacture of first-of-its-kind products; difficulties obtaining the services of skilled employees; the implementation of business process changes and associated restructuring of the Test business; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability claims and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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